                                                                    Exhibit 8

                       IN THE UNITED STATES DISTRICT COURT
                          FOR THE DISTRICT OF DELAWARE
________________________________________
                                        )
MOORE CORPORATION LIMITED and FRDK,     )
 INC.,                                  )
                                        )
                    Plaintiffs,         )         C.A. No. 95-472
                                        )
     -against-                          )
                                        )
WALLACE COMPUTER SERVICES, INC., ROBERT )
J. CRONIN, THEODORE DIMITRIOU, FRED F.  )
CANNING, WILLIAM N. LANE, III, NEELE E. )
STEARNS, JR., R. DARRELL EWERS, RICHARD )
F. DOYLE and WILLIAM E. OLSEN,          )
                                        )
                    Defendants.         )
                                        )


                                MOTION TO DISMISS

          Defendants Wallace Computer Services, Inc., Robert J. Cronin, Theodore Dimitriou, Fred F. Canning, William N. Lane, III, Neele E. Stearns, Jr., R. Darrell Ewers, Richard F. Doyle, and William E. Olsen (collectively the "Defendants"), by their attorneys, Sidley & Austin and Potter Anderson & Corroon, hereby move to dismiss the Complaint of Plaintiffs FRDK, Inc. ("FRDK") and Moore Corporation Limited ("Moore"). In support of this motion, Defendants state as follows:

          1. This case should be dismissed for two reasons. First, the action is not ripe. At the time this case was FILED -- the relevant time for a "ripeness" analysis -- no case or controversy existed because FRDK had not even filed its Schedule 14D-1, and Wallace had not even considered, let alone rejected, FRDK's tender offer.

          2. Second, this litigation should be resolved in Wallace's New York action, where the issues, including Wallace's antitrust claim, can be resolved in one action. Plaintiffs' law-suit here is the result of a plain and unabashed bad faith "race to the courthouse," a practice repeatedly condemned by the federal courts, and one that warrants dismissal of this action.

          3. Defendants file herewith an Opening Brief in Support of Defendants' Motion to Dismiss.

                              POTTER ANDERSON & CORROON

                              By_______________________________
                                   Michael D. Goldman (#268)
                                   Stephen C. Norman (#2686)
                                   Michael A. Pittenger (#3212)
                                   P.O. Box 951
                                   350 Delaware Trust Building
                                   Wilmington, Delaware  19899
                                   (302) 984-6000

                              Attorneys for Defendants

Of Counsel:

Walter C. Carlson
Richard B. Kapnick
Brandon D. Lawniczak
Linda T. Ieleja
SIDLEY & AUSTIN
One First National Plaza
Chicago, Illinois  60603
(312) 853-7000


Dated: August 15, 1995